Exhibit 10.7.9


      Summary Description of October 26, 2005 Compensation Committee Action
           Approving Adjustments to 2005 Executive Bonus Opportunities

On October 26, 2005, the Compensation Committee of the Board of Directors of CBL & Associates Properties, Inc. (the "Company") approved certain adjustments to the criteria or matters pursuant to which designated Company executives are eligible to earn bonuses during the 2005 fiscal year based upon the successful continuation and/or completion of development, financing, leasing and re-leasing, temporary leasing, sponsorships, management, accounting, marketing, remodelings, expansions, peripheral property sales, acquisitions and joint ventures with respect to the Company and its properties identified by the Compensation Committee as being within each such executive's areas of responsibility.

These adjustments affected the maximum potential bonuses that could be earned by two of the three executives covered by these bonus criteria who qualify as "named executive officers" of the Company (pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K), as follows: the maximum potential bonus payments that could be earned by John N. Foy and Stephen D. Lebovitz for specified projects completed during 2005 was increased from $575,000 to $675,000 for each of such named executive officers. The actual amount of any bonus payouts will be dependent on the successful continuation or completion of the projects or matters upon which each such officer's bonus is based, as well as the officer's continued employment with the Company at such time.

In addition to the adjustments to the potential bonus levels approved as described above for certain officers, the Compensation Committee also approved an increase from $1,000,000 to $1,075,000 in the amount of a separate allocation of funds to be available as bonus compensation for payment to three designated senior executives, in conjunction with the Compensation Committee's decision concerning the actual bonuses to be paid to such officers based upon the Committee's evaluation of their performance during 2005. Two of the officers who participated in such bonus pool for fiscal 2005 are named executive officers, and the Compensation Committee approved the following 2005 bonus amounts for such officers: Charles B. Lebovitz - $675,000 and Augustus N. Stephas - $225,000.

In the case of both of the bonus mechanisms described above for 2005, each officer who receives a bonus has the option of electing whether to have his or her bonus paid in cash or in shares of the Company's Common Stock pursuant to the terms of the Company's Amended and Restated Stock Incentive Plan, as amended. The number of shares issued with respect to any bonus that an officer elects to receive in the Company's Common Stock will be determined based on the market value of the Common Stock on the date when such bonus becomes payable.